UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2013

MaxLinear, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 692-0711

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On October 4, 2013, MaxLinear, Inc. announced that it had entered into a settlement agreement with Silicon Laboratories Inc., or Silicon Labs, that resolved currently outstanding patent litigation between the two companies. Under the terms of the settlement agreement, each party agreed to dismiss all current litigation against the other party with prejudice.

In connection with the settlement, each party granted the other party a worldwide, non-exclusive, royalty-free, and fully paid-up license to its entire portfolio of patents, including future patents that may be issued to or become owned by the entity granting the license. The scope of the patent licenses is limited to existing products that were subject to the litigation and future products that are substantially identical to the products subject to the litigation.

The settlement agreement releases each party and their respective direct and indirect customers from past infringement liability with respect to the products subject to the litigation. Each party agreed not to bring any patent infringement lawsuit against the other party for a period of three years from the date of the settlement agreement.

MaxLinear will make a one-time payment of $1.25 million to Silicon Labs in connection with the settlement agreement.

The press release issued by MaxLinear is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Press Release of MaxLinear, Inc., dated October 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 4, 2013	MAXLINEAR, INC.

(Registrant)

	By:	/s/ Adam C. Spice
Adam C. Spice
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of MaxLinear, Inc., dated October 4, 2013